                                                                    Exhibit 99.2


TENNECO AUTOMOTIVE ANNOUNCES THIRD QUARTER EARNINGS;
ACCELERATES COST REDUCTION INITIATIVE BY REDUCING NORTH
AMERICAN SALARIED WORK FORCE

COMPANY EARNS 23 CENTS PER SHARE BEFORE ONE-TIME ITEMS; PAYS DOWN $72 MILLION IN DEBT; ANNOUNCES COST REDUCTIONS AIMED AT GENERATING $45 MILLION IN ANNUAL SAVINGS

LAKE FOREST, ILLINOIS, OCTOBER 24, 2000 - Tenneco Automotive (NYSE:TEN) today reported third quarter 2000 income from continuing operations of $6 million, or 16 cents per diluted share. These results include a $13 million pre-tax charge for a stock option buyback program and a $9 million reversal of a reserve for transaction costs related to the November 1999 spin-off of Pactiv. The company also generated strong cash flow, reduced outstanding debt by $72 million, and complied with all debt covenants for the quarter. Further, the company announced today that it is immediately eliminating 285 salaried positions in North America as part of a cost reduction plan to eliminate up to 700 positions - or 16 percent -- from its worldwide salaried work force.

Excluding the stock buyback program and reserve reversal, income from continuing operations would have been $9 million, or 23 cents per diluted share. Third quarter 1999 income from continuing operations was $27 million, or 86 cents per share. If the company had incurred the same level of stand-alone and interest costs in 1999 as it did in 2000, its income from continuing operations and earnings per diluted share for the third quarter of 1999 would have been $8 million, or 24 cents per share.

The company has reduced its debt by approximately $175 million since becoming an independent company. The $72 million in debt reduction during the third quarter was financed, in part, by the sale of $62 million of receivables in the United States.

Tenneco Automotive estimates it will realize $45 million in annual savings as a result of this worldwide cost reduction plan, which it expects to complete during the second quarter 2001. All work force reductions will be completed in compliance with all legal and contractual requirements including obligations to consult with worker committees, union representatives and others. Year-to-date, the company has already reduced approximately 140 salaried positions globally, primarily through attrition, which will generate an additional $15 million in annual savings. In addition, it has adjusted to lower production volumes by eliminating, at minimal cost, approximately 310 hourly positions throughout North America in the past 60 days.

The company anticipates taking up to a $60 million charge in the fourth quarter (of which up to $30 million could be cash) to cover many of these reductions, and for other operational restructuring activities included in the initiative. Those include consolidating its North American aftermarket exhaust production at one plant, and scrapping certain North American aftermarket inventories. The company is evaluating additional cost reduction initiatives for 2001, which will require review and approval by the Board of Directors.

 "We regret the impact on our people; however, we must make these difficult decisions in order to move our businesses forward and position them for long-term growth," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "Recent market conditions and our structural costs, which are higher than the industry average, currently impact our ability to deliver stronger financial results."

THIRD QUARTER RESULTS

The company reported third quarter revenue of $870 million, including $48 million in pass through revenue from catalytic converter sales. Third quarter 1999 revenue was $816 million, which did not include pass through revenue from catalytic converter sales.

Reported EBITDA for the third quarter was $87 million. EBITDA would have been $91 million, excluding the one-time non-operational items, a slight decrease from third quarter 1999 EBITDA of $97 million adjusted to include the same level of stand-alone costs we incurred in 2000. The company reported EBIT of $47 million. Excluding the one-time items, EBIT for the quarter was $51 million, lower than last year's third quarter of $58 million if the same stand-alone costs were included in year ago results.

 "The weakness in global currencies, the continuing softness in the global aftermarket, and the significant downturn in the heavy-duty truck market have negatively affected our results by at least $12 million in EBIT," said Frissora. "Fortunately, our operational results helped to offset the impact of many of these conditions. However, we're not satisfied with these results, and recognize that we must bring more focus and efficiency to our operations, lower our costs, and continue to reduce our debt."

As previously reported in its first and second quarter 10-Q filings, the stock option buyback program was initiated to substantially lower the number of old options issued by Tenneco Inc., primarily between 1996 and 1998. The company believed that in order to keep and attract talent in the future, more options would be needed. However, the company also felt there were too many options outstanding and those options could be dilutive. Last May, employees were given an opportunity to sell their options back to the company for a price determined using the Black- Scholes financial model. As a result, the company recovered more than 6 million options.

NORTH AMERICA

The company saw a slight decline in revenue from its North American original equipment business, primarily from a decrease in the heavy-duty elastomer business as well as slowing light vehicle production. North American original equipment revenue was $315 million, including $48 million in pass through revenue from catalytic converter sales, compared with $279 million in revenue for the third quarter of 1999.

Third quarter revenue for the North American aftermarket was $154 million, compared with third quarter 1999 results of $155 million. Despite continuing softness in the aftermarket, results were nearly even as a result of successful repositioning of the company's ride control and exhaust products, and gains in market share for both product lines.

The third quarter EBIT for North American operations was $36 million, compared with $40 million in the previous year. In the original equipment business, the decrease was largely due to lower heavy-duty volume and higher start-up expenses on new exhaust platforms. On the aftermarket side, higher promotional expense and lower pipe pricing impacted profitability.

EUROPE

The company reported third quarter 2000 revenue for the European original equipment business of $216 million, a 16 percent increase compared with third quarter 1999 revenue of $187 million. Revenue would have increased by 34 percent if exchange rates had been the same in the third quarter 2000 as in the third quarter of 1999. The increase was driven by strong volume in the original equipment business, particularly in the exhaust side of the business.

Revenue from the European aftermarket business was $95 million, compared with $120 million in the third quarter of 1999. Had exchange rates been the same in the third quarter of 1999 as in 2000, revenue would have declined eight percent. The decrease was primarily due to continued weakness in the broad market for both product lines.

European EBIT was $16 million, compared with $23 million in the same quarter last year. The stronger OE volumes were more than offset by lower aftermarket volumes, higher aftermarket manufacturing costs due to increased steel prices, and the currency impact.

Tenneco Automotive reported third quarter results in other geographical areas as follows:

Region                     Revenue          Growth (Decline) - year over year
------                     -------          ---------------------------------
South America              $42 million      45 percent

Australia                  $33 million      (6 percent)

Asia                       $15 million      50 percent
-------------------------------------------------------

Total                      $90 million      22 percent

Combined EBIT for South America, Australia, and Asia in the third quarter was $8 million, up 100 percent compared with the $4 million recorded in third quarter 1999.

The company also announced, in a separate news release issued today, that it has agreed with its senior lenders to amend certain terms under its senior credit facility. These amendments primarily allow the company to begin to implement the cost reduction initiatives and relax the financial covenant ratios beginning in the fourth quarter of 2000.

Looking forward, based on a continuation of third-quarter market conditions, the company expects EBITDA from operations before restructuring charges and other non-operating items for the year to be between $355 million and $365 million. This forecast assumes a $5 million fourth quarter benefit for the restructuring actions.

Attached are exhibits that provide additional information on Tenneco Automotive's 2000 and 1999 operating results.

The company will host a conference call on October 24, 2000, at 10:30 a.m. EDT. The dial in number is 888 390-7303 for domestic or 312 470-0014 for international. Passcode is Tenneco Automotive. A recording of this call will be available from 2:00 p.m. EDT on October 24 through November 1. To access this recording, dial 800 677-7715 domestic or 402 220-0274 international, and enter the passcode 8400. The call will also be available on the Tenneco Automotive web site at www.tenneco-automotive.com.

Tenneco Automotive is a $3.3 billion manufacturing company headquartered in Lake Forest, Ill., with 24,000 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(TM) mufflers and DynoMax(TM) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components.

                                        #

The company's forecast in this press release of its EBITDA from operations before restructuring charges and other non-operating items for the year and the statements in this press release relating to (a) the total number of positions the company plans to eliminate as part of its worldwide cost reduction plan, (b) the total annual savings the company anticipates realizing through attrition and the implementation of its cost reduction plan, (c) when the company expects to complete the implementation of its worldwide cost reduction plan, (d) the charge the company anticipates taking in the fourth quarter of 2000 in connection with its implementation of the worldwide cost reduction plan, are forward-looking. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; (ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e. interest rate increases);
(iv) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the company's resultant inability to realize the sales represented by its awarded business;
(v) changes in currency exchange rates; (vi) changes in consumer demand and prices, including decreases in demand for automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (vii) the cost of compliance with changes in regulations, including environmental regulations; (viii) workforce factors such as strikes or labor interruptions; (ix) material substitutions and increases in the costs of raw materials; (x) the introduction and acceptance of new technologies; (xi) further changes in the distribution channels for the company's aftermarket products, and further consolidations among automotive parts customers and suppliers; (xii) changes by the Financing Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; (xiii) the failure of the company's Board of Directors to ultimately approve certain of the company's currently planned cost reduction initiatives; and (xiv) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.

              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                                INCOME STATEMENT
                                ----------------
                        THREE MONTHS ENDED SEPTEMBER 30,
                                    Unaudited
                                    ---------

                                              2000                1999
                                              -----               -----
Net sales and operating revenues:             $ 870               $ 816
                                              =====               =====

Operating income (loss):
   North America                              $  29               $  40
   Europe                                        14                  23
   Rest of World                                  8                   4
   Other                                         (4)                 --
                                              -----               -----
                                                 47                  67
Less:
   Interest expense (net of
     interest capitalized)                       46                  16
   Income tax expense (benefit)                  (5)                 16
   Minority interest                             --                   8
                                              -----               -----
Income (loss) from continuing
   operations                                     6                  27
Income (loss) from discontinued
   operations, net of income tax                 --                  12
Extraordinary loss, net of income
   tax                                           (1) (a)             --
Cumulative effect of change in
   accounting principle, net of
   income tax                                    --                  --
                                              -----               -----
Net income (loss)                             $   5               $  39
                                              =====               =====


Average common shares outstanding:
   Basic                                       35.1                33.5
                                              =====               =====
   Diluted                                     35.2                33.5
                                              =====               =====

Earnings (loss) per share of common stock:
   Basic-
      Continuing operations                   $0.17               $0.86
      Discontinued operations                    --                0.32
      Extraordinary loss                      (0.01) (a)             --
      Cumulative effect of change
         in accounting principle                 --                  --
                                              -----               -----
                                              $0.16               $1.18
                                              =====               =====

   Diluted-
      Continuing operations                   $0.16               $0.86
      Discontinued operations                    --                0.32
      Extraordinary loss                      (0.01) (a)             --
      Cumulative effect of change
         in accounting principle                 --                  --
                                              -----               -----
                                              $0.15               $1.18
                                              =====               =====

(a)  Loss on early retirement of debt.

              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                                INCOME STATEMENT
                                ----------------
                         NINE MONTHS ENDED SEPTEMBER 30,
                                    Unaudited
                                    ---------

                                               2000           1999
                                              -------        -------
Net sales and operating revenues:             $ 2,700        $ 2,473
                                              =======        =======

Operating income (loss):
   North America                              $   103        $   143
   Europe                                          48             74
   Rest of World                                   15              2
   Other                                           (4)            --
                                              -------        -------
                                                  162            219
Less:
   Interest expense (net of
     interest capitalized)                        139             58
   Income tax expense (benefit)                    (1)            60
   Minority interest                                2             21
                                              -------        -------
Income (loss) from continuing
   operations                                      22             80
Income (loss) from discontinued
   operations, net of income tax                   --            (99)
Extraordinary loss, net of income
   tax                                             (1)(a)         (7)(b)
Cumulative effect of change in
   accounting principle, net of
   income tax                                      --           (134)(c)
                                              -------        -------
Net income (loss)                             $    21        $  (160)
                                              =======        =======


Average common shares outstanding:
   Basic                                         34.4           33.4
                                              =======        =======
   Diluted                                       34.6           33.5
                                              =======        =======

Earnings (loss) per share of common stock:
   Basic-
      Continuing operations                   $  0.62        $  2.40
      Discontinued operations                      --          (2.98)
      Extraordinary loss                        (0.01)(a)      (0.20)(b)
      Cumulative effect of change
         in accounting principle                   --          (4.00)(c)
                                              -------        -------
                                              $  0.61        $ (4.78)
                                              =======        =======

   Diluted-
      Continuing operations                   $  0.61        $  2.40
      Discontinued operations                      --          (2.98)
      Extraordinary loss                        (0.01)(a)      (0.20)(b)
      Cumulative effect of change
         in accounting principle                   --          (4.00)(c)
                                              -------        -------
                                              $  0.60        $ (4.78)
                                              =======        =======

(a)  Loss on early retirement of debt.

(b)  Loss on early retirement of debt used to finance a Containerboard facility.

(c) Change in accounting principle related to costs of start-up activities of $102 million or $3.05 per share pursuant to AICPA Statement of Position 98-05 and change in accounting principle related to costs to acquire new aftermarket customer contracts of $32 million or $.95 per share.

                               TENNECO AUTOMOTIVE
                       ANALYSIS OF OPERATING UNITS RESULTS
                        QUARTER ENDED SEPTEMBER 30, 2000
                       (MILLIONS EXCEPT PER SHARE AMOUNTS)

                         OPERATING   STAND ALONE       ONE-TIME
                           UNITS       COMPANY      NON-OPERATIONAL   REPORTED
                          RESULTS      EXPENSE           ITEMS         INCOME
                         ---------   -----------    ---------------   --------
 EBIT
      North America          36          (7)              --             29

      Europe                 16          (2)              --             14

      Rest of World           8          --               --              8

      Other                  --          --               (4)            (4)

                             --          --               --            ---
           Total             60          (9)              (4)            47
                             --          --               --            ---

                               TENNECO AUTOMOTIVE
                       ANALYSIS OF OPERATING UNITS RESULTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                       (MILLIONS EXCEPT PER SHARE AMOUNTS)

                         OPERATING     STAND ALONE         ONE-TIME
                           UNITS         COMPANY       NON-OPERATIONAL     REPORTED
                          RESULTS        EXPENSE            ITEMS           INCOME
                         ---------     -----------     ---------------     --------
 EBIT
      North America          128             (25)                  -          103

      Europe                  57              (9)                  -           48

      Rest of World           17              (2)                  -           15

      Other                    -               -                  (4)          (4)

                         --------      -----------     ---------------     --------
           Total             202             (36)                 (4)         162
                         --------      -----------     ---------------     --------

                                 EXTERNAL BASIS
              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                             STATEMENT OF CASH FLOWS
                                    UNAUDITED
                                   (Millions)

                                                                                        NINE MONTHS ENDED
                                                                                          SEPTEMBER 30,
                                                                                      -----------------------
                                                                                      2000             1999
                                                                                      -----           -------
Operating activities:
  Income (loss) from continuing operations                                            $  22           $    80
  Adjustments to reconcile income (loss) from continuing
   operations to net cash provided (used) by
   operating activities -
    Depreciation and amortization                                                       116               110
    Deferred income taxes                                                                20                44
    (Gain)/loss on sale of businesses and assets, net                                     1                 5
    Changes in components of working capital -
      (Inc.)/dec. in receivables                                                        (44)             (244)
      (Inc.)/dec. in inventories                                                        (11)               (7)
      (Inc.)/dec. in prepayments and other current assets                               (15)               15
      Inc./(dec.) in payables                                                           123                44
      Inc./(dec.) in taxes accrued                                                      (28)              (74)
      Inc./(dec.) in interest accrued                                                    20                39
      Inc./(dec.) in other current liabilities                                           (5)              (62)
    Other                                                                                 4               (50)
                                                                                      -----           -------
Cash provided (used) by continuing operations                                           203              (100)
Cash provided (used) by discontinued operations                                          --               (66)
                                                                                      -----           -------
Net cash provided (used) by operating activities                                        203              (166)
                                                                                      -----           -------

Investing activities:
  Net proceeds from sale of discontinued operations                                      --               342
  Net proceeds from sale of assets                                                        7                 8
  Expenditures for plant, property & equipment                                         (108)             (104)
  Acquisition of businesses                                                              (5)              (36)
  Expenditures for plant, property & equipment-discontinued operations                   --            (1,249)
  Investments and other                                                                 (15)              (29)
                                                                                      -----           -------
Net cash provided (used) by investing activities                                       (121)           (1,068)
                                                                                      -----           -------

Net Cash provided (used) before financing activities - continuing operations             82              (261)

Financing activities:
  Issuance of common and treasury shares                                                 13                28
  Proceeds from subsidiary equity issuance                                                1                --
  Purchase of common stock                                                               --                (4)
  Issuance of long-term debt                                                              1             1,761
  Retirement of long-term debt                                                          (67)              (30)
  Net inc./(dec.) in short-term debt excluding current
   maturities on long-term debt                                                         (25)             (360)
  Dividends (common)                                                                     (5)             (151)
  Other                                                                                 (11)               --
                                                                                      -----           -------
Net cash provided (used) by financing activities                                        (93)            1,244
                                                                                      -----           -------

Effect of foreign exchange rate changes on cash and
 temporary cash investments                                                              (5)                3
                                                                                      -----           -------

Inc./(dec.) in cash and temporary cash investments                                      (16)               13
Cash and temporary cash investments, January 1                                           84                29
                                                                                      -----           -------
Cash and temporary cash investments, September 30                                     $  68           $    42
                                                                                      =====           =======

              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                                 BALANCE SHEETS
                                   (Unaudited)
                                   (Millions)

                                                          SEPTEMBER 2000     DECEMBER 1999
                                                               ACTUAL           ACTUAL
                                                          --------------     -------------
 ASSETS

            RECEIVABLES, Net                                      625              571

            INVENTORIES                                           395              412

            OTHER CURRENT ASSETS                                  228              218

            INVESTMENTS AND OTHER ASSETS                          686              705

            PLANT, PROPERTY, AND EQUIPMENT, NET                   984            1,037
                                                               ------           ------

            TOTAL ASSETS                                       $2,918           $2,943
                                                               ======           ======




LIABILITIES AND SHAREOWNERS' EQUITY

            SHORT-TERM DEBT                                    $   35           $   56

            ACCOUNTS PAYABLE                                      436              348

            OTHER CURRENT LIABILITIES                             275              259

            LONG-TERM DEBT                                      1,505            1,578

            DEFERRED INCOME TAXES                                 129              108

            DEFERRED CREDITS AND OTHER LIABILITIES                160              156

            MINORITY INTEREST                                      15               16

            TOTAL SHAREOWNERS' EQUITY                             363              422
                                                               ------           ------

            TOTAL LIABILITIES AND SHAREOWNERS' EQUITY          $2,918           $2,943
                                                               ======           ======


            DEBT TO CAPITALIZATION RATIO                         80.3%            78.9%
                                                               ======           ======